EXHIBIT 10.22

Thierry Pilenko
TechnipFMC
89 Avenue de la Grande Armée
Paris 75116

September 20, 2017
Dear Thierry,
Executive Chairman Compensation
We are pleased to inform you that the Compensation Committee of the Board of Directors of TechnipFMC PLC (the “Company”) has reviewed the terms of your employment arrangements and upon completion of that review has updated the terms of your compensation package, payable to you in respect of your position as Executive Chairman of the Company. The terms set out in this letter update the compensation terms in the service agreement dated 17 January 2017 between you and the Company (the “Service Agreement”), the terms of which have been ratified by the current Compensation Committee. Except as expressly amended pursuant to this letter (the “Side Letter”) the terms of your Service Agreement will continue to apply unchanged.
With effect from closing date of the merger, January 17, 2017, your compensation as Executive Chairman of the Company will comprise the following:

(a)
Salary: Your annual salary shall remain unchanged at €900,000 per annum payable in accordance with Clause 3.1 of the Service Agreement. You shall continue to be paid through the Company’s French branch, and French social security contributions shall be made in respect of you. Accordingly, you shall continue to be entitled to all benefits granted under the French social security system.

(b)
Annual Bonus: You will be eligible to receive a bonus annually subject to the achievement of performance criteria which will be notified to you separately by the Compensation Committee (the “Annual Bonus”). Your “on target” Annual Bonus is 120% of your annual salary with the possibility of a lower or higher bonus (up to 200% of the on target amount, or 240% of annual salary) for performance below or above target level. The actual amount of any Annual Bonus payable will be determined by the Compensation Committee in its sole discretion, taking into account Company performance against the relevant performance criteria. The Bonus will be paid by the Company after financial results for the year are approved by the Compensation Committee. For the avoidance of doubt, in the year when the Service Agreement terminates, you will be eligible for a pro-rated portion of your Annual Bonus for that year calculated by reference to your employment from the start of such year up until the date on which your employment terminates.

(c)
Payments on termination of employment: Clauses 5.2 and 6.2 of the Service Agreement are hereby amended to reflect that your “gross remuneration” for calculation of the Severance Indemnity and the non-competition compensation will be equal to your annual base salary and target Annual Bonus for the year of termination. In addition to your entitlement to a Severance Indemnity pursuant to Clause 5.2 of the Service Agreement and the non-competition compensation pursuant to Clause 6.2 of the Service Agreement, upon termination of your employment (regardless of the reason for termination) you will be entitled to receive a payment in lieu of any accrued but untaken holiday, including holiday which you accrued (or would have been entitled to accrue if you had been an employee rather than a mandataire social) during your service with Technip S.A., as well as, the Company.

Post-termination medical insurance: Following the termination of your employment, the Company will assure that the existing supplementary health insurance coverage for you and your spouse is continued upon the same terms and conditions as active employees for a period of two years after the termination date, subject to the terms of the relevant health insurance policy, any cost sharing arrangements as in effect at the time applicable to active employees, and your continued compliance with the non-compete obligations of Section 6.1 of the Service Agreement.
Expenses relating to tax returns: Clause 3.3(d) of the Service Agreement shall be clarified so that the on-going reimbursement by the Company of your expenses relating to preparing and filing your tax returns (in France, the UK and the US) shall be limited to the duration of your employment and the period of two years following the termination of your employment for any reason.
LTIP: Clause 3.8 of the Service Agreement shall be amended so that the words “gross misconduct or serious fault by the Employee” shall be replaced with “in accordance with clause 5.4”.
Waiver: For the avoidance of doubt, the waiver and release in clause 5.4 of the Service Agreement excludes your entitlements (and any claim to enforce those entitlements) pursuant to: (A) the terms of the Service Agreement as amended by this Side Letter (including without limitation your entitlements to expenses or on-going benefits under clause 3.5, your entitlement to payment in lieu of notice (where applicable), pro-rata bonus, non-competition compensation and payment in lieu of accrued holiday); and (B) the side letter between you and the Company dated September 20, 2017 in relation to pension payments. Where the Company requires you to enter into a settlement agreement in accordance with clause 5.4 of the Service Agreement as amended by this Side Letter, the Company will reimburse you for the legal fees you incur in connection with the same (and for the avoidance of doubt you shall be entitled to enforce its terms).
If you have any questions in relation to the terms of this letter, please do not hesitate to contact the Compensation Committee. Please sign and accept the terms of this Side Letter.
Yours sincerely,
/s/ Joseph Rinaldi
Joseph Rinaldi
For and on behalf of TechnipFMC Plc Compensation Committee
……………………………………………………………………………………………
I, Thierry Pilenko, hereby confirm that I have read and understood the terms of this Side Letter and accept the variations to my Service Agreement dated 17 January 2017 as detailed herein.

Signed:…/s/ Thierry Pilenko……………………. Dated: 20 September 2017……………………..